Exhibit 8(a)

September 23, 2014

Lamar Advertising Company

5321 Corporate Boulevard

Baton Rouge, Louisiana 70808

Lamar Advertising REIT Company

5321 Corporate Boulevard

Baton Rouge, Louisiana 70808

Ladies and Gentlemen:

We have acted as counsel for Lamar Advertising Company, a Delaware corporation (the “Company”), and Lamar Advertising REIT Company, a Delaware corporation and wholly-owned subsidiary of the Company (“Lamar REIT”), in connection with the filing of a Registration Statement on Form S-4 (Registration No. 333-197084) (as amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed merger (the “Merger”) of the Company with and into Lamar REIT and the Company’s intended conversion to a REIT (as defined below).

This opinion letter relates to (i) the qualification of the Company for U.S. federal income tax purposes as a real estate investment trust (a “REIT”)1 for taxable years commencing with the Company’s taxable year ending December 31, 2014, (ii) the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (iii) the accuracy of certain matters discussed in the Registration Statement under the heading “Material United States Federal Income Tax Considerations.”

In rendering the following opinions, we have reviewed and relied upon (i) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, both as in effect as of January 1, 2014 and through the date hereof; (ii) the form of Lamar REIT’s Amended and Restated Certificate of Incorporation and the form of Lamar REIT’s Amended and Restated Bylaws to be adopted by Lamar REIT before the effective time of the Merger (the documents listed in (i) and (ii), the “Organizational Documents”), and (iii) the Agreement and Plan of Merger dated as of August 27, 2014 by and among the Company and Lamar REIT (the “Plan”). For purposes of this opinion letter, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity to the original documents of copies obtained by us from filings with the SEC, (v) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts,

[1]	References in this opinion letter to the REIT qualification of the Company shall include the REIT qualification of Lamar REIT as the successor to the Company under the Merger.

Lamar Advertising Company

Lamar Advertising REIT Company

September 23, 2014

(vi) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vii) due execution and delivery of all such documents by all the parties thereto, (viii) the compliance of each party with all material provisions of such documents, and (ix) the accuracy and completeness of all records made available to us.

We also have reviewed and relied upon (i) the representations and covenants of the Company and Lamar REIT contained in letters that they provided to us in connection with the preparation of this opinion letter (the “Tax Certificates”) regarding (x) the formation, organization, ownership and operations of the Company and Lamar REIT and other matters affecting the Company’s and Lamar REIT’s ability to qualify as a REIT and (y) the plan of the Merger and other matters affecting the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and (ii) a private letter ruling received by the Company from the Internal Revenue Service (the “IRS”) as to certain matters pertaining to the Company’s qualification as a REIT (the “Ruling”). We assume that each of the representations and covenants in the Tax Certificates has been, is and will be true, correct and complete, and not breached. We also assume that the Company, Lamar REIT and their subsidiaries have been, are and will be owned and operated in accordance with the Tax Certificates and that all representations and covenants that speak to the best of knowledge and belief (or mere knowledge and/or belief) of any person(s) or party(ies), or are subject to similar qualification, have been, are and will continue to be true, correct and complete as if made without such qualification. To the extent such representations and covenants speak to the intended ownership or operations of any entity, we assume that such entity will in fact be owned and operated in accordance with such stated intent. In addition, we have assumed that the Merger will be consummated in accordance with the Plan, that each of the parties to the Plan will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder, and that the Plan is valid and binding in accordance with its terms. We further assume that the facts set forth in the Ruling are accurate and complete insofar as they relate to the matters that are the subject of the Ruling and that the Ruling will remain in effect and will not be revoked by the IRS.

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that:

i.	Commencing with its taxable year ending December 31, 2014, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code and its prior, current and proposed future ownership, organization and method of operations as described in the Tax Certificates have allowed and will continue to allow the Company to satisfy the requirements for qualification and taxation as a REIT;

ii.	The Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code;

Lamar Advertising Company

Lamar Advertising REIT Company

September 23, 2014

iii.	Each of the Company and Lamar REIT will be a “party to the reorganization” within the meaning of Section 368(b) of the Code; and

iv.	The statements set forth under the heading “Material United States Federal Income Tax Considerations” in the Registration Statement, insofar as such statements describe applicable U.S. federal income tax law, are correct in all material respects.

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We express no opinion other than the opinions expressly set forth herein. Our opinions are not binding on the IRS or a court. The IRS may disagree with and challenge our conclusions, and a court could sustain such a challenge. Our opinions are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof (including the practices and policies of the IRS in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as in effect as of the date of this opinion letter. Changes in applicable law could cause the U.S. federal income tax treatment of the Company and Lamar REIT to differ materially and adversely from the treatment described herein and render the tax discussion in the Registration Statement incorrect or incomplete.

In rendering our opinions, we have relied solely on the Organizational Documents, the Plan, the Tax Certificates, the Ruling, and the assumptions set forth herein. For purposes of our opinions, we have not investigated or verified the accuracy of any of the representations in the Tax Certificates, the Ruling or any of our assumptions. We also have not investigated or verified the ability of the Company and its subsidiaries to operate in compliance with the Tax Certificates or our assumptions. Differences between the actual ownership and operations of such entities and the prior, proposed and intended ownership and operations described in the Tax Certificates or our assumptions could result in U.S. federal income tax treatment of the Company that differs materially and adversely from the treatment described herein. The Company’s actual qualification as a REIT depends on the Company meeting and having met, in its actual ownership and operations, the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code necessary for a corporation to qualify as a REIT. We will not monitor actual results or verify the Company’s compliance with the requirements for qualification and taxation as a REIT, and no assurance can be given that the actual ownership and operations of the Company and its affiliates have satisfied or will satisfy those requirements.

Our opinions do not preclude the possibility that the Company may need to utilize one or more of the various “savings provisions” under the Code and the regulations thereunder that would permit the Company to cure certain violations of the requirements for qualification and taxation as a REIT. Utilizing such savings provisions could require the Company to pay significant penalty or excise taxes and/or interest charges and/or make additional distributions to shareholders that the Company otherwise would not make.

Lamar Advertising Company

Lamar Advertising REIT Company

September 23, 2014

We hereby consent to the inclusion of this opinion letter as Exhibit 8(a) to the Registration Statement and to the references to our firm under the heading “Material United States Federal Income Tax Considerations” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

This opinion letter speaks only as of the date hereof, and we undertake no obligation to update this opinion letter or to notify any person of any changes in facts, circumstances or applicable law (including without limitation any discovery of any facts that are inconsistent with the Tax Certificates or our assumptions).

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP